Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES APPOINTMENT OF BRIAN CARNEY TO ITS BOARD OF DIRECTORS

Houston, Texas (May 8, 2015 — PR Newswire) — Brian Carney was appointed to the Board of Directors (the “Board”) of Sanchez Energy Corporation (NYSE: SN) (the “Company” or “Sanchez Energy”) on May 5, 2015.  The Board determined Mr. Carney to be independent under the rules of the New York Stock Exchange (“NYSE”) and qualified to serve on the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee of the Board under the rules of the NYSE and the Securities and Exchange Commission, to which committees Mr. Carney was appointed concurrently with his appointment as director.

Brian Carney, 49, is an attorney from Midland, Texas, where he has practiced law at the Law Office of Brian Carney since 1992.  His practice focuses on litigation in both state and federal courts.  Mr. Carney graduated from the University of Oklahoma with a Bachelor of Business Administration in Finance, and he received his Doctor of Jurisprudence from Oklahoma City University in 1991.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional resources in the onshore U.S. Gulf Coast with a current focus on the Eagle Ford Shale in South Texas, where the Company has assembled approximately 231,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website (www.sanchezenergycorp.com).

Company contacts:

Tony Sanchez, lll

President and Chief Executive Officer

Sanchez Energy Corp.

713-783-8000

Gleeson Van Riet

Senior Vice President, Capital Markets and Interim Chief Financial Officer

Sanchez Energy Corp.

713-783-8000